Exhibit 10.3
USA RARE EARTH, INC.
SEVERANCE AND CHANGE OF CONTROL PROTECTION PLAN

1.ESTABLISHMENT; PURPOSE
(a)Establishment. USA Rare Earth, Inc. (the “Company”) hereby establishes this USA Rare Earth, Inc. Severance and Change of Control Protection Plan (the “Plan”).
(b)Purpose. The purpose of the Plan is to provide the Chief Executive Officer and certain other executives of the Company designated in writing by the Administrator (each such individual, a “Participant”) with severance benefits as provided for herein upon certain terminations of employment, including in connection with a Covered Transaction (as defined below). The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.

2.DEFINITIONS
For purposes of the Plan, the following terms have the meanings set forth below:
(a)“Accrued Obligations” means, with respect to a Participant: (i) accrued but unpaid base salary through the Date of Termination, which shall be paid within the time required by applicable law, but no later than thirty (30) days following the Date of Termination; (ii) earned but unpaid annual bonus amount for any year prior to the year in which the Date of Termination occurs; (iii) reimbursement for all incurred but unreimbursed expenses for which a Participant is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; (iv) vested benefits to which a Participant may be entitled pursuant to the terms of any plan or policy sponsored by any member of the Company Group as in effect from time to time; and (v) any other amounts required by applicable law.
(b)“Administrator” means the Board or any committee thereof to which the Board delegates its duties hereunder.
(c)“Base Salary” means a Participant’s base salary, prior to any reduction giving rise to Good Reason and excluding any bonus pay, premium or overtime pay, commissions or other additional compensation, as in effect on the Date of Termination
(d)“Board” means the Board of Directors of USA Rare Earth, Inc.

(e)“Cause” means: (i) in the case of any Participant who is party to an employment agreement, change of control, severance-benefit or similar agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect, and (ii) in every other case, “Cause” means, as determined by the Administrator, termination of a Participant’s employment or other service because of: (A) the Participant’s being charged with a felony (or similar crime in a foreign jurisdiction) or crime of dishonesty or moral turpitude, (B) insubordination, gross negligence or willful misconduct in the performance of the Participant’s duties, (C) illegal use of controlled substances during the performance of the Participant’s duties or that adversely affects the reputation or best interests of the Company or any of its subsidiaries, (D) the Participant’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any of its subsidiaries, (E) material breach by the Participant of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any of its subsidiaries, (F) the Participant’s material noncompliance with Company policy or code of conduct, (G) the Participant’s persistent neglect of duty or chronic unapproved absenteeism, (H) the Participant’s willful and deliberate failure in the performance of the Participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion, or (I) any other conduct by a Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries.
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g)“COBRA Coverage” means, if the Participant is eligible for, timely elects and remains eligible for continuation coverage under COBRA, payment of the Company’s portion (as in effect from time to time for similarly situated active employees of the Company) of the premium for such coverage for the Participant (and, if applicable, the Participant’s dependents) for the COBRA Period, subject to any applicable tax withholdings.
(h)“COBRA Period” means, subject to the terms of Section 4 or Section 5, as applicable, a Participant’s period of COBRA Coverage, as set forth in the table in Section 4(a) or Section 5(a), as applicable.
(i)“Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
(j)“Company Group” means the Company and/or any entity controlled by, controlling, or under common control with, the Company, as applicable.

(k)“Covered Transaction” means any of the following:
(i)The consummation of a reorganization, merger, share exchange or consolidation of the Company, or sale of all or substantially all of the assets of the Company, other than: (A) a reorganization, merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such reorganization, merger, share exchange or consolidation; or (B) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no entity or person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of securities representing more than the amounts set forth in (ii) below;
(ii)Acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s issued and outstanding voting securities by any entity or person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock) acting in concert; or
(iii)During any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.
(l)Covered Transaction Protection Period” means the period (i) commencing on the date that a definitive agreement is entered into where the consummation of the transaction(s) contemplated by such agreement would constitute a Covered Transaction and (ii) ending eighteen (18) months after the consummation of such Covered Transaction.
(m)“Date of Termination” means the effective date of the termination of the Participant’s employment with the Company Group, as applicable, such that the Participant is no longer employed by any member of the Company Group; provided, however, that in all events, a “Date of Termination” shall only occur upon the Participant’s “separation from service” as defined within Section 409A.

(n)“Good Reason” means, (i) in the case of any Participant who is party to an employment agreement, change of control, severance-benefit or similar agreement that contains a definition of “Good Reason,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect, and (ii) in every other case, “Good Reason” means, without a Participant’s consent: (A) the relocation of such Participant’s principal place of employment by more than fifty (50) miles from the location of such Participant’s principal place of employment immediately prior to such relocation, (B) a material reduction in such Participant’s annual base salary or target bonus opportunity, in each case from the amount in effect immediately prior to such reduction, provided, that a reduction in Participant’s annual base salary, target bonus opportunity or incentive compensation opportunity that applies uniformly to similarly situated executives of the Company shall not constitute “Good Reason,” or (C) a material diminution of the Participant’s authorities, duties or responsibilities. Notwithstanding the foregoing provisions of this definition to the contrary, any assertion by such Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) such Participant must provide written notice to the Company of the existence of such condition(s) within thirty (30) calendar days after the initial occurrence of such condition(s); (y) the condition(s) specified in such notice must remain uncorrected for thirty (30) calendar days following the Company’s receipt of such written notice; and (z) the date of such Participant’s termination of employment must occur within ninety (90) calendar days after the initial occurrence of the condition(s) specified in such notice. Notwithstanding the foregoing, in the event that a Participant is employed by, or provides services to, the Company Group under an effective employment, consulting or similar agreement on the date such Participant’s employment or service thereunder is terminated and such employment or consulting agreement contains a different definition of “Good Reason” (or words of like import), the definition of “Good Reason” contained in such agreement shall be substituted for the foregoing definition.
(o)“Release Conditions” means the Participant’s (or, following the Participant’s death, the Participant’s estate’s) (i) execution and delivery to the Company on or prior to the Release Expiration Date of a release of claims agreement in a form acceptable to the Company (the “Release”), which Release shall be in a form substantially similar to that contained at Exhibit A (as may be revised to reflect any changes in applicable law, the circumstances of a Participant’s separation, and the timing of payments), and which Release shall be provided by the Company to the Participant within seven (7) days of any Date of Termination), and, (ii) where applicable, the Participant’s (or the Participant’s estate’s) non-revocation of such Release in the time set forth within the Release to do so.
(p)“Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Participant or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and the Participant is age forty (40) or over on the Date of Termination, the date that is forty-five (45) days following such delivery date.
(q)“Restrictive Covenant Conditions” means the Participant’s continued compliance with any confidentiality, non-solicitation, non-competition, non-disparagement, non-hire or similar covenants to which a Participant is subject pursuant to any written agreement with any entity in the Company Group (if any).
(r)“Section 409A” means Section 409A of the Code and any regulations or other formal guidance promulgated thereunder.

(s)“Severance” means the severance pay (not including COBRA Coverage) to which a Participant is entitled pursuant to Section 4(a) or Section 5(a), as applicable (assuming that all conditions necessary to qualify for such severance pay have been satisfied).
(t)“Target Bonus” means a Participant’s target annual bonus for the calendar year in which the Date of Termination occurs, prior to any reduction giving rise to Good Reason.

3.PARTICIPATION
(a)Eligibility for Benefits. Each Participant shall be eligible for severance benefits under Section 4 or Section 5, as applicable, as set forth therein.
(b)Duration of Participation. A Participant shall cease to be a Participant in the Plan if the Participant ceases to be employed by the Company Group, unless such Participant is, as of such cessation of employment, then entitled to a severance benefit (subject to satisfaction of the Release Conditions and Restrictive Covenant Conditions) as provided in Section 4(a) or Section 5(a) of the Plan, as applicable. Further, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 16 of the Plan. Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 4(a) or Section 5(a) of the Plan, as applicable, due to a qualifying termination of employment having occurred prior to the termination or amendment of the Plan shall remain a Participant in the Plan until the first to occur of: (i) the amounts and benefits payable under the Plan have been paid or provided to the Participant in full, or (ii) such Participant has failed to satisfy the Release Conditions after having the full opportunity to do so, as set forth herein. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan.
(c)No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company Group to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4.SEVERANCE BENEFITS GENERALLY
(a)Termination Without Cause or For Good Reason. Subject to Section 5, if the Participant’s employment is terminated by a member of the Company Group without Cause or by the Participant for Good Reason (such that the Participant is no longer employed by any member of the Company Group or any such member’s successor), at any time, then the Participant shall be entitled to receive the Accrued Obligations, and so long as (and only if) Participant satisfies the Release Conditions and the Restrictive Covenant Conditions, then the Company shall:
(i)Pay or provide the Participant with the following severance payments and benefits, depending on the Participant’s tier:

Tier	Severance	COBRA Period
Tier 1: CEO	1.0 times Base Salary	12 months of COBRA Coverage
Tier 2: Other Executives	0.5 times Base Salary	6 months of COBRA Coverage

(ii)Subject to the Participant having been employed by a member of the Company Group for a period of at least one (1) year, with respect to all equity and equity-based awards of the Company granted to the Participant which are unvested as of the Date of Termination, cause the next tranche of such equity or equity-based to become vested within sixty (60) days day following the Participant’s Date of Termination and paid or settled pursuant to the terms and conditions of the governing documents of such awards, with equity or equity-based awards which vest based on performance to be vested based on target performance as provided for in each such award.
(b)Timing of Severance Payments. Subject to the Participant’s satisfaction of the Release Conditions and the Restrictive Covenant Conditions and so long as (and only if) the Participant satisfies the Release Conditions and the Restrictive Covenant Conditions, the Severance shall be paid to the Participant in a lump sum within sixty (60) days day following the Participant’s Date of Termination; provided, however, that if such sixty (60)-day period straddles two calendar years, the Severance shall be paid as soon as practicable in the second of the two calendar years. If the Release has not been executed and delivered by the Release Expiration Date and become irrevocable on or before the end of such sixty (60) day period, no Severance shall be or become payable.
(c)Timing of Payment of COBRA Benefit.
(i)Subject to the Participant’s satisfaction of the Release Conditions and the Restrictive Covenant Conditions and so long as (and only if) the Participant satisfies the Release Conditions and the Restrictive Covenant Conditions, then the Company shall pay the Participant’s COBRA Coverage on a monthly basis for the COBRA Period; provided, however, that a Participant shall only be eligible to receive such COBRA Coverage until the earliest of: (A) the last day of the applicable COBRA Period; (B) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Participant begins employment with another company or business entity which provides comparable health insurance coverage to the Participant. The Participant will promptly notify the Company of any circumstances or events that would be necessary for the Company to fulfill (or cease) its payment obligations pursuant to this Section 4(c)(i).
(ii)Each monthly payment of the COBRA Coverage shall be paid directly to the health plan providers on behalf of the Participant.
(iii)Notwithstanding anything to the contrary, if the Company determines that the COBRA Coverage cannot be provided in the manner described herein without penalty, tax or other adverse impact on the Company, then the Company shall pay directly to the Participant a taxable lump-sum cash amount equal to the then-unpaid amount of COBRA Coverage on the first payroll date on or next following the date such determination is made.

5.SEVERANCE BENEFITS DURING COVERED TRANSACTION PROTECTION PERIOD
(a)Termination Without Cause or For Good Reason. If the Participant’s employment is terminated by a member of the Company Group without Cause or by the Participant for Good Reason (such that the Participant is no longer employed by any member of the Company Group or any such member’s successor), at any time during the Covered Transaction Protection Period, then the Participant shall be entitled to receive the Accrued Obligations, and so long as (and only if) Participant satisfies the Release Conditions and the Restrictive Covenant Conditions, then the Company shall:
(i)Pay or provide the Participant with the following severance payments and benefits, depending on the Participant’s tier:

Tier	Severance	COBRA Period
Tier 1: CEO	1.5 times sum of (i) Base Salary plus (ii) Target Bonus	18 months of COBRA Coverage
Tier 2: Other Executives	1.0 times sum of (i) Base Salary plus (ii) Target Bonus	12 months of COBRA Coverage
(ii)Cause all equity and equity-based awards of the Company granted to the Participant which are unvested as of the Date of Termination to become vested in full within sixty (60) days day following the Participant’s Date of Termination and paid or settled pursuant to the terms and conditions of the governing documents of such awards, with equity or equity-based awards which vest based on performance becoming vested at target performance as provided for in each such award; and
(iii)Arrange for the Participant to receive outplacement services for a period of six (6) months, to be commenced within three (3) months following the Participant’s Date of Termination, subject to a maximum amount equal to ten percent (10%) of the Participant’s Base Salary. For the avoidance of doubt, no cash shall be paid in lieu of such services.
(b)Timing of Severance Payment. Subject to the Participant’s satisfaction of the Release Conditions and the Restrictive Covenant Conditions and so long as (and only if) the Participant satisfies the Release Conditions and the Restrictive Covenant Conditions, the Severance shall be paid to the Participant in a lump sum as soon as administratively practicable and in all cases within sixty (60) days day following the Participant’s Date of Termination; provided, however, that if such sixty (60)-day period straddles two calendar years, the Severance shall be paid as soon as practicable in the second of the two calendar years. If the Release has not been executed and delivered by the Release Expiration Date and become irrevocable on or before the end of such sixty (60) day period, no Severance shall be or become payable.

(c)Timing of Payment of COBRA Benefit.
(i)Subject to the Participant’s satisfaction of the Release Conditions and the Restrictive Covenant Conditions and so long as (and only if) the Participant satisfies the Release Conditions and the Restrictive Covenant Conditions, then the Company shall pay the Participant’s COBRA Coverage on a monthly basis for the COBRA Period; provided, however, that a Participant shall only be eligible to receive such COBRA Coverage until the earliest of: (A) the last day of the applicable COBRA Period; (B) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Participant begins employment with another company or business entity which provides comparable health insurance coverage to the Participant. The Participant will promptly notify the Company of any circumstances or events that would be necessary for the Company to fulfill (or cease) its payment obligations pursuant to this Section 4(c)(i).
(ii)Each monthly payment of the COBRA Coverage shall be paid directly to the health plan providers on behalf of the Participant.
(iii)Notwithstanding anything to the contrary, if the Company determines that the COBRA Coverage cannot be provided in the manner described herein without penalty, tax or other adverse impact on the Company, then the Company shall pay directly to the Participant a taxable lump-sum cash amount equal to the then-unpaid amount of COBRA Coverage on the first payroll date on or next following the date such determination is made.

6.NO MITIGATION
In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.EFFECT ON OTHER PLANS, AGREEMENTS AND BENEFITS
(a)Relation to Other Benefits. Unless otherwise provided herein, nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company Group for which the Participant may qualify, nor, except as explicitly set forth in the Plan, shall anything herein limit or otherwise affect such rights a Participant may have under any other contract or agreement with the Company Group. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company Group (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b)Non-Duplication. Notwithstanding anything to the contrary, and except as specifically provided below, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company Group (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant who is a party to an employment agreement or offer letter with the Company Group or is otherwise eligible to participate in any program, practice or policy sponsored by the Company Group that would otherwise provide for severance benefits acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in addition or duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company Group or other program, practice or policy sponsored by the Company Group. To the extent a Participant is entitled to any severance payments and/or benefits for a qualifying termination occurring outside of the Covered Transaction Protection Period pursuant any other severance plan maintained by the Company Group, (i) such Participant shall not be entitled to receive severance payments under both the Plan and such other severance plan for the same termination occurring outside of the Covered Transaction Protection Period, and (ii) such Participant shall only be entitled to the higher severance payments provided under Section 4(a) or Section 5(a) of the Plan, as applicable, and such other severance plan.
(c)Certain Tax Matters. Notwithstanding anything to the contrary in this Plan, if the Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company Group, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company Group shall be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company Group used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this Section 7(c) shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

8.ADMINISTRATION
The Administrator shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Administrator is hereby granted the authority to (a) determine if an individual is a Participant, (b) determine if a Participant is entitled to benefits hereunder and, if so, the amount and duration of such benefits and (c) determine a Participant’s tier for benefits hereunder. The Administrator may delegate, subject to such terms as the Administrator shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Administrator in the Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons.

9.CLAIMS FOR BENEFITS
(a)Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator.
(b)Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.
(c)Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, review any documents pertinent to his or her claim and submit in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the sixty (60)-day period set forth in this Section 9(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

10.PARTICIPANTS DEEMED TO ACCEPT PLAN
By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company Group, in any case in accordance with the terms and conditions of the Plan.

11.SUCCESSORS
(a)Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
(b)Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

12.UNFUNDED STATUS
All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

13.WITHHOLDING
The Company Group may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company Group are required to withhold pursuant to any law or government regulation or ruling.

14.NO IMPACT ON OTHER BENEFITS
The value of the benefits provided hereunder are not part of the Participant’s normal or expected compensation for purposes of calculating any retirement, welfare, insurance, or similar employee benefit.

15.CLAWBACK
Notwithstanding any provision in this Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all payments hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

16.NOTICES
Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to:
USA Rare Earth, Inc.
100 W Airport Road
Stillwater, Oklahoma 74075
Attn: Chief Legal Officer and Head of Human Resources
Notice and communications shall be effective on the date of delivery, if delivered by hand, on the first (1st) business day following the date of dispatch if delivered utilizing overnight courier, or three (3) business days after having been mailed, if sent by first class mail.

17.AMENDMENTS; TERMINATION
The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time, provided, however, (a) if definitive agreement has been entered into where the consummation of the transaction(s) contemplated by such agreement would constitute a Covered Transaction, the Plan may not be terminated until the day following the one (1) year anniversary of the consummation of such Covered Transaction, and (b) that no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any severance pay or benefits earned but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant.

18.GOVERNING LAW
This Plan shall in all respects be construed according to the laws of the State of Oklahoma without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction; provided, however, if federal law (including ERISA) preempts the application of the law of the State of Oklahoma, then such applicable federal law shall apply. With respect to any claim or dispute related to or arising under this Plan, the Parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Plan, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in or near Stillwater, Oklahoma. WITH RESPECT TO ANY CLAIM OR DISPUTE RELATED TO OR ARISING OUT OF THIS PLAN, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL.

19.SEVERABILITY
Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.HEADINGS
Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

21.SECTION 409A
Notwithstanding any provision of this Plan to the contrary, all provisions of this Plan are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral or otherwise shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Plan upon a termination of the Participant’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. For purposes of Section 409A, each installment payment provided under this Plan shall be treated as a separate payment.

(a)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the Participant’s taxable year following the taxable year in which such expense was incurred by the Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(b)Notwithstanding any provision in this Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Participant’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Participant’s death or (ii) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant (or the Participant’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non- compliance with Section 409A.

EXHIBIT A
USA RARE EARTH, INC.
SEVERANCE AND CHANGE OF CONTROL PROTECTION PLAN
FORM OF GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is entered into by [●] (“Participant”) and USA Rare Earth, Inc. (the “Company”) and is the Release, as referenced (and defined) in the USA Rare Earth, Inc. Severance and Change of Control Protection Plan (the “Plan”). Capitalized terms not defined herein have the meanings given to them in the Plan.

1.Participant’s Separation. Participant’s employment with the Company ended as of [●] (the “Termination Date”). As of the Termination Date, Participant was no longer employed by the Company Group. After the Termination Date, Participant is not, nor will Participant represent that Participant is, an employee, contractor, officer, attorney, agent, or representative of the Company in any capacity or for any purpose.

2.Severance Payments & Benefits. Provided that Participant (i) executes this Release on or after the Termination Date and returns a copy of this signed Release to the Company so that it is received by the Company at 100 W Airport Road, Stillwater, Oklahoma 74075, Attn: Chief Legal Officer, no later than the Release Expiration Date, (ii) does not revoke Participant’s acceptance of this Release pursuant to Section 7 below, and (iii) satisfies any applicable Restrictive Covenant Conditions, then the Company shall provide Participant with the payments and benefits as set forth in the Plan. Participant acknowledges and agrees that Participant is not eligible for or due any payments, equity, benefits, or notice other than as provided in this Release.

3.Release of Claims.
(a)As consideration for (and as a condition of) the payment to Participant of the consideration referenced in Section 2 (and any portion thereof), Participant, on behalf of Participant and Participant’s successors and anyone purporting to claim through or on behalf of Participant, hereby forever, fully and finally releases, acquits, and discharges the Company, each other member of the Company Group, and each of their respective parents, subsidiaries, and other affiliates and each of the foregoing entities’ respective past, present and future affiliates and subsidiaries and each of the foregoing entities’ respective predecessors, successors, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and the fiduciaries of such plans), in their personal and representative capacities (collectively, the “Released Parties” and each a “Released Party”), from liability for – and does hereby covenant and agree never to institute or cause to be instituted any lawsuit, arbitration or similar proceeding against any of the Released Parties based upon – claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Participant has ever had, has claimed to have, now has, or could have against any Released Party by reason of any act, event, occurrence, or thing existing or occurring on or before the date that Participant signs this Release (the “Signing Date”), including any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities relating to Participant’s ownership of any interest in any Released Party, Participant’s employment with or engagement by any Released Party, Participant’s awards under any compensation or bonus plan or arrangement sponsored or maintained by any Released Party, or any other acts or omissions related to any matter existing or occurring on or prior to the Signing Date, including: (i) any alleged violation of any federal, state or local labor or employment law, including those relating to anti-discrimination and anti-retaliation, or any other local, state or federal law, regulation or ordinance, including, for the avoidance of doubt, Title VII of the Civil Rights Act of 1967, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits), the Fair Labor Standards Act of 1938 (with respect to rights and claims that may be legally waived and released by private agreement), the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act of 1970, the Oklahoma Anti-Discrimination Act, the Oklahoma Minimum Wage Act, retaliation claims under the Oklahoma Administrative Workers’ Compensation Act, retaliation claims under the Oklahoma Workers’ Compensation Act, and the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, all including any amendments and their respective implementing regulations; and any federal, state or local wage and hour law;1 (ii) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Released Claims (as defined below); (iv) any claim, whether direct or derivative, arising from, or relating to, Participant’s status as a holder of any shares or interests in any Released Party; (v) any and all rights, benefits or claims Participant may have under (A) any employment agreement, the Plan, incentive plan, bonus agreement, or award agreement, or otherwise with respect to any amount owed on or before the Signing Date or (B) any other agreement, plan or arrangement with, or sponsored or maintained by, any Released Party; and (vii) any claim for compensation or benefits of any kind through the Signing Date (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
(b)The parties intend for this Release to be interpreted and construed as broadly as it appears on its face and to the broadest and fullest extent permitted under applicable laws.
(c)This Release requires Participant to abandon all claims or proceedings Participant has against the Released Parties, including those on appeal, if any. If Participant has previously filed a claim against any of the Released Parties in a court of law or initiated a claim or proceeding against or about any of the Released Parties, Participant hereby agrees and covenants to take all steps necessary to cause such claims or proceedings to be dismissed with prejudice within three (3) business days of executing this Release.

(d)The foregoing release does not release or impair (i) any rights to vested benefits under an employee benefit plan of any Released Party that is subject to ERISA and that cannot be released pursuant to ERISA, (ii) any claims first arising after the Signing Date, or (iii) Participant’s ability to file a claim for unemployment insurance or workers’ compensation benefits.
(e)KNOWN AND UNKNOWN CLAIMS. PARTICIPANT UNDERSTANDS THAT THIS RELEASE WAIVES AND RELEASES ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE THAT PARTICIPANT SIGNS THIS RELEASE, EVEN IF PARTICIPANT DOES NOT HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS AT THE TIME PARTICIPANT SIGNS THIS RELEASE. Participant acknowledges that Participant may later discover claims or facts in addition to or different from those which Participant now knows or believes to exist with regards to the subject matter of this Release, and which if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, Participant waives any and all claims that might arise as a result of such different or additional claims or facts.
(f)Protected Rights and Disclosures. Further, nothing in this Release prevents Participant from filing any non-legally waivable claim, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Participant understands and agrees that, to the extent permitted by law, Participant is waiving any and all rights to recover any monetary or personal relief or recovery from the Released Parties as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives (and the Released Claims shall not include) Participant’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Participant and any Released Party shall prohibit or restrict Participant from (A) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (B) responding to any inquiry or legal process directed to Participant from any Governmental Agency; (C) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (D) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Release requires Participant to obtain prior authorization before engaging in any conduct described in the previous sentence or to notify any Released Party that Participant engaged in any such conduct.

4.Acceptance of this Release; Consideration Period for Waiver of ADEA Rights. Participant understands that Participant may take twenty-one (21) calendar days from the date this Release is presented to Participant to consider whether to sign and accept this Release, subject to the additional terms and conditions in Section below. For Participant’s acceptance to be effective, Participant shall return Participant’s signed Release to the Company so that it is received by the Company at 100 W Airport Road, Stillwater, Oklahoma 74075, Attn: Chief Legal Officer. By signing this Release, Participant acknowledges and agrees that Participant has been advised of and understands the following: (a) Participant has carefully read and fully understands all terms and conditions of this Release; (b) Participant is receiving valid consideration for this Release that is in addition to anything of value to which Participant is already entitled; (c) this Release does not waive rights or claims that may arise after it is executed; (d) by signing this Release, Participant is waiving and releasing rights and claims under the ADEA (as amended by the OWBPA); (e) Participant has been given the opportunity to consult with an attorney of Participant’s choice before signing this Release; (f) Participant will be provided twenty-one (21) calendar days following Participant’s receipt of this Release to consider this Release before accepting it (the “Consideration Period”), or Participant has freely and knowingly waived the right to consider this Release for the full Consideration Period by executing the Release before the expiration of the Consideration Period. Changes to this Release, whether material or immaterial, do not restart the Consideration Period.

5.No Admission of Wrongdoing. Participant acknowledges that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

6.Continuing Obligations. Participant acknowledges that the Participant’s continued compliance with any confidentiality, non-solicitation, non-competition, non-disparagement, non-hire or similar covenants to which a Participant is subject pursuant to any written agreement with any entity in the Company Group (if any) (“Continuing Obligations”) survive the termination of Participant’s employment in accordance with their terms and are reasonable and necessary to protect the legitimate business interests of the Company. Participant agrees Participant remains bound by such Continuing Obligations. Participant further represents and warrants that Participant has not divulged any confidential information of the Company without the Company’s consent. Subject to Participant’s protected rights set forth in Section 4(f) above, Participant further agrees not to defame or disparage the Company Group or their current or former officers, directors, employees, shareholders, members, agents or products. For the avoidance of doubt, the foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.Effective Date and Revocation of this Release. Participant shall have an additional seven (7) calendar days after signing and agreeing this Release to revoke it (the “Revocation Period”). Participant may revoke Participant’s acceptance of this Release by delivering a written statement during the Revocation Period to the Company’s Chief Legal Officer and Head of Human Resources, which clearly and unequivocally states that Participant is revoking Participant’s acceptance of this Release and does not want to be bound by it. This Release shall not become effective until 12:01 AM Central Standard Time on the eighth (8th) calendar day after the date on which Participant executes (and does not revoke) this Release (the “Effective Date”). If a notice of revocation is not received prior to the expiration of the Revocation Period, this Release will take effect and will become irrevocable and binding.

8.Return of Company Property. Participant will return all property belonging to the Company, including but not limited to: computers, computer equipment, and/or software; telephones or personal data assistants; other equipment; keys and/or access cards or devices; credit cards; books or other publications; board materials; current or prospective client, and/or customer lists or information; all Company-related emails, files, or folders on Participant’s personal computers or communication devices; and other business records such as memoranda, letters, email communications, lists of fees, personnel data, employee lists, salary and benefits information (other than relating to Participant), lists of suppliers and vendors, financial data, training materials, marketing plans, notes, records, reports, manuals, handbooks, forms, formulas, contracts, catalogs, instructions, and all other documentation (whether in draft or final and electronic or hard copy form) relating to the Company’s business, and any and all other documents containing proprietary information furnished to Participant by any representative of the Company or otherwise acquired or developed by Participant in connection with his employment with the Company, regardless of the manner in which Participant acquired possession of the documents or property (collectively, “Company Materials”). The Company Materials shall at all times be the property of the Company. Within five (5) days of the date this Agreement is provided to Participant, Participant shall return to the Company and shall confirm to the Company that Participant has returned any and all Company Materials and any and all copies thereof which are in Participant’s possession, custody, or control, including Company Materials retained by Participant in Participant’s office, automobile, personal electronic devices, or at Participant’s home.

9.Cooperation. Participant agrees to cooperate fully and in good faith with the Company and/or the Released Parties and their respective legal counsel in any matters that have or may result in a legal claim against the Company and/or in any investigation or other government action. This requires Participant, without limitation, to (a) make himself/herself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for Participant’s pre-approved out-of-pocket costs, and (b) notify the Company within three (3) business days of any requests to Participant for information related to any pending or potential legal claim, investigation, or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information. Participant’s duty of cooperation will include, but not be limited to (i) meeting with the Company’s legal counsel by telephone or in person at mutually convenient times and places in order to state truthfully Participant’s knowledge of matters at issue and recollection of events; (ii) appearing at the Company’s and/or its legal counsel’s request (and, to the extent possible, at a time convenient to Participant that does not conflict with the needs or requirements of Participant’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Participant’s knowledge of matters at issue; and (iii) signing at the Company’s and/or its legal counsel’s request any declarations or affidavits that truthfully state matters of which Participant has knowledge.

10.Participant Acknowledgments; Advice to Consult with Legal Counsel. This is an important legal document. Participant is advised to consult with legal counsel of Participant’s choosing before signing this Release.
(a)Participant acknowledges that Participant’s entry into this Release (and non-revocation thereof) is a condition to Participant’s receipt of the consideration set forth in Section 2, and that, in the absence of timely executing, returning, and not revoking this Release and complying with its terms, Participant would not be entitled to receive such consideration (or any portion thereof).
(b)In entering into this Release, Participant fully understands its binding effect of this Release; the only promises made to Participant to sign this Release are those stated in this Release and the Plan; Participant is signing this Release knowingly, voluntarily and of Participant’s own free will; Participant relies on Participant’s own judgment in entering into this Release and Participant has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Release or the Plan; and Participant understands and agrees to each of the terms of this Release.
(c)This Release and the releases and covenants contained herein shall be binding upon Participant, Participant’s heirs, executors, administrators, beneficiaries, trustees, successors, assigns, agents, and anyone purporting to claim through or on behalf of Participant. This Release and the releases and covenants contained herein shall inure to the benefit of all Released Parties.

11.Governing Law and Forum Selection. The parties agree that this Release shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to its conflict or choice of laws principles. The parties further agree that the exclusive forum for resolution of any dispute arising out of or in connection with this Release, Participant’s employment with the Company, and/or the separation of Participant’s employment from the Company will be in a state or federal court of appropriate jurisdiction in Oklahoma.

12.Counterparts. This Release may be executed in one or more counterparts (including portable document format (.pdf) counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Release.

13.Severability. To the extent permitted by applicable law, the Company and Participant hereby agree that any term or provision of this Release that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

14.Headings; References; Interpretations. Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Release nor any uncertainty or ambiguity herein shall be construed against any party, whether under any rule of construction or otherwise. This Release has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

15.Entire Agreement. This Release, which incorporates the Employment Agreement, is the complete understanding between Participant and the Company. It replaces any other agreements, representations or promises, written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Release with the intent to be legally bound.

Accepted by:
USA RARE EARTH, INC.
By:
Name:
Title:

PARTICIPANT
By:
Name: